Exhibit 10.1

RR Donnelley

Annual Incentive Plan

(As amended and restated effective January 17, 2018)

I.	OVERVIEW

The RR Donnelley Annual Incentive Plan (the “Annual Incentive Plan” or the “Plan”) is designed to promote the growth and profitability of RR Donnelley & Sons Company (the “Company” or “RR Donnelley”) and its subsidiaries with incentives to reward and enhance the retention of eligible employees. Awards are made depending on the Company’s financial performance and on how well an eligible employee performs against individual objectives that link to and support RR Donnelley’s strategic and financial priorities.

The Plan is a sub-plan of the R. R. Donnelley & Sons Company 2017 Performance Incentive Plan (the “2017 PIP”). Unless otherwise determined by the Human Resources Committee of the Board of Directors (the “Committee”), the Plan is subject to all of the performance conditions established pursuant to the 2017 PIP and the limitations set forth therein.

The Committee administers the Plan. The Committee has authority to establish rules and regulations for the Plan’s implementation and administration, including the authority to impose limitations and conditions, with respect to competitive employment or otherwise, that are not inconsistent with the Plan’s purposes.

II.	PARTICIPATION

Eligibility is limited to officers selected by the Committee and other key management employees designated as eligible by position in the organization (“eligible participant” or “participant”).

III.	TARGET AWARD PERCENTAGE AND PLAN FUNDING

Each eligible participant’s target incentive opportunity under the Annual Incentive Plan is a percentage of such participant’s base salary as of December 31 of the Plan Year, or such other amount as determined by the Committee. This is referred to as the “Target Award Percentage” and will be communicated to eligible participants. Eligible wages do not include disability benefit payments. The “Plan Year” for any year is the calendar year. The portion of any Target Award Percentage that is dependent upon achievement of personal objectives may vary based on the participant’s level in the Company (including its subsidiaries) (the “Personal Objective Percentage”) and will be communicated to eligible participants.

The Company must fund the Plan for a Plan Year for participants to receive an award for that Plan Year. The decision whether or not to fund the Plan for a particular Plan Year, as well as the Plan’s funding level, is made by the Committee in its sole discretion based on the Company’s actual financial performance for the Plan Year against the performance target or targets pre-established by the Committee, which performance targets must be based on one or more of the “performance goals” listed in Section II.2 of the 2017 PIP. The Committee will separately adopt such financial performance targets prior to 90 days after the beginning of each Plan Year. If the Committee determines that the financial performance target or targets have been met, the Plan will be funded at the minimum level or greater. In the event the minimum financial performance target or targets have not been met, the Plan will not be funded.

If the Company funds the Plan, awards will be made based upon the Plan’s funding level and the participant’s achievement level of his or her personal objectives, up to 200% of the participant’s Target Award Percentage (or such other percentage as determined by the Committee) may be achieved. The Committee will determine the percentage of the participant’s Target Award Percentage to be paid out based upon the participant’s Personal Objective Percentage, achievement of personal objectives and the Plan’s funding level; such percentages will be communicated to the participant.

Any actual award made under the Annual Incentive Plan can range from 0% to 200% of the Target Award Percentage (or such other percentage as determined by the Committee), depending upon the Plan’s funding level, the participant’s Personal Objective Percentage and achievement of the participant’s personal objectives; provided, however, that the Committee shall have the discretion to determine the actual amount of any award paid to a participant under the Plan and may adjust the amount of the award payable to a participant, within the parameters of the Plan’s overall funding level.

Notwithstanding anything in the Plan or in the 2017 PIP to the contrary, the Committee has further discretion to, prior to the end of the Plan year, adjust the amount by which the Plan has been funded based on achievement of the performance goals under the 2017 PIP to the extent that the Committee determines that such adjustment is appropriate to eliminate the effect of any unusual, nonrecurring or infrequently occurring events that have occurred during the Plan Year. The decision to adjust any funding under the Plan must be finalized prior to the end of the Plan Year.

IV.	PERSONAL OBJECTIVES

Personal objectives are established for each participant each Plan Year to support RR Donnelley’s strategic and financial priorities. A participant’s personal objectives are determined each year in consultation with the participant and his or her manager and are documented in writing as part of the objective goal-setting process. The portion of any Target Award Percentage that is dependent upon achievement of personal objectives may vary based on the participant’s level in the Company (including its subsidiaries) and will be communicated to eligible participants annually. The Committee’s determination of whether a participant has attained, in whole or in part, the participant’s personal objectives for a Plan Year, shall be final and binding.

V.	AWARD AMOUNT AND PAYMENT

Awards are paid following the Plan Year after the Committee has certified or otherwise determined the achievement of performance goals under the 2017 PIP and the Plan funding decisions and personal performance measurements have been made. Except as otherwise provided herein, or by the Committee, at any time prior to the end of the Plan Year, any award to be paid under the Plan shall be paid to recipients in a single lump sum within 2  1⁄2 months after the end of the Plan Year (i.e., by the following March 15). A participant must be on the payroll of the Company (or a subsidiary) as of the end of the Plan Year (i.e., as of December 31) to receive an award. Special provisions apply to retirees and in the case of a participant’s death or Disability, as set forth in Section VII below.

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The Committee has the discretionary authority prior to the end of the Plan Year to determine to pay any award in installment payments over a specified period of time. Notwithstanding anything to the contrary in the 2017 PIP, in determining the extent to which the performance goals under the 2017 PIP have been met, the Committee may, prior to the end of the Plan year, adjust the awards under the Plan to eliminate the effect of any unusual, nonrecurring or infrequently occurring events that have occurred during the Plan Year, to the extent that the Committee determines that such an adjustment is appropriate. Any such adjustment may result in an increase or decrease in the amount of the award that would otherwise have been payable to a participant. The decision to adjust any awards under the Plan must be finalized prior to the end of the Plan Year. Additionally, the Committee has discretionary authority to reduce the amount of the award otherwise payable if it determines that any participant engaged in misconduct.

VI.	BENEFITS AND TAX TREATMENT

Award payments are subject to applicable deductions, including social security taxes and federal and applicable state and local income tax withholding.

The treatment of award payments as compensation for purposes of other RR Donnelley employee benefits plans is determined by the terms of the applicable plans.

VII.	CHANGES IN EMPLOYMENT STATUS

A.	PROMOTIONS, DEMOTIONS, TRANSFERS, CHANGES IN ASSIGNMENT

If a participant is promoted, demoted, transferred to or between business units or from corporate during the year, any award payout normally will be calculated by prorating the payouts for each eligible position based on the time assigned to that position.

B.	NEW HIRE

Employees hired prior to October 1st of the Plan Year shall be eligible to participate in the Annual Incentive Plan in the year of hire if designated. Eligible employees hired after September 30th of the Plan Year shall not be eligible to begin participation in the Plan until the following year, except for those who receive approval for participation from the Company’s Chief Human Resources Officer.

C.	RETIREMENT, DEATH or DISABILITY

A participant’s retirement*, death, or Disability** during a Plan Year or prior to the payment date will not disqualify a participant from eligibility to receive a pro rata award based on the Committee’s determination of the Plan’s funding level, the participant’s Personal Objective Percentage and achievement of the participant’s personal objectives, each as determined by the Committee in its discretion.

*	For purposes of the Plan, “retirement” is defined as “Rule of 65” (age + years of service = 65) with the minimum age to qualify for retirement as 55.
**	For purposes of the Plan, “Disability” means disability as defined as in the Company’s long-term disability policy as in effect at the time of the participant’s disability.

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D.	OTHER TERMINATION

If participant’s employment terminates for reasons other than retirement (as defined above), death, or Disability (as defined above) prior to the end of the Plan Year, no award shall be payable.

VIII.	ADMINISTRATION

The Committee has full discretionary authority to administer the Plan, including the authority to determine the performance achievement attained under the Plan. To the extent permitted by applicable laws and regulations, the Committee may delegate to members of RR Donnelley’s management the authority to administer the Plan and determine performance under the Plan.

RR Donnelley retains the right to amend or terminate the Plan at any time; provided, however, that awards for any Plan Year may not be amended or terminated after the completion of such Plan Year except in cases of misconduct of the participant.

IX.	CLAWBACK

Awards under the Plan (including awards previously earned by or paid to a participant) are subject to the Company’s clawback policy (or policies) regarding recoupment of compensation as in effect from time to time, as well as to any clawback requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, clawback requirements imposed pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002, or any regulations promulgated thereunder, or similar requirements under the laws of any other jurisdiction.

Questions regarding the Plan should be directed to the RR Donnelley Human Resources Department.

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